Exhibit 10.5
Summary of Sprint Nextel Corporation’s 2007 Short-Term Incentive Plan
     The Sprint Nextel Corporation 2007 Short-Term Incentive Plan (the “2007 STI Plan”) provides for a payment of incentive compensation to officers and other eligible employees based on the achievement of specified objectives with respect to the following performance metrics during 2007: adjusted OIBDA (operating income plus depreciation, amortization and special items), weighted at 30%; a measure of retention of our post-paid wireless subscribers, which we refer to as post-paid churn, weighted at 30%; net service revenue, weighted at 20%; and one or more financial or operational functional objectives that will be aligned with each participant’s function, weighted at 20%.
     The award payments under the 2007 STI Plan will be determined based on our 2007 results using three variables: (1) the individual’s annual incentive target opportunity, which is based on a percentage of the individual’s base salary; (2) our performance compared with each of the above-referenced performance objectives; and (3) relative weightings for the performance objectives. Each of the performance objectives have a threshold, target and maximum level of payment opportunity with the maximum payment opportunity equal to 120% of the individual’s target opportunity for the functional objective and 200% of the individual’s target opportunity for the corporate objectives, except for the OIBDA measure, which has no maximum. The payout for Gary D. Forsee, our Chairman and Chief Executive Officer, is capped at 200% of his target opportunity, per his employment agreement. An eligible employee’s incentive target opportunity will be multiplied by the weightings and the payout results for the performance objectives to calculate a potential incentive award amount, which, under certain circumstances and subject to certain limitations, may be adjusted based on individual performance so that the employee receives a bonus payment of 0 to 120% of the potential incentive award amount. The determination of payments for certain executive officers will be made so as to comply with Section 162(m) of the Internal Revenue Code.
     Mr. Forsee’s employment agreement provides for a short-term target incentive opportunity of not less than 170% of his base salary.
     The actual incentive amounts paid under the 2007 STI Plan will be based on our actual results in 2007 in relation to the established performance objectives, and these payments may be greater or less than the target amounts that have been established.